Lifted Made Signs Agreement to Recoup $1 Million From Vape Device Manufacturer

JACKSONVILLE, FL / ACCESSWIRE / January 3, 2023 /  LFTD Partners Inc.  (OTCQB: LIFD )  ( www.LFTDPartners.com ) today announced that its wholly-owned subsidiary Lifted Made, Kenosha, Wisconsin ( www.LiftedMade.com ), has entered into an agreement with its third party disposable vape device manufacturer that will allow Lifted Made to recoup just over $1 million of the losses associated with clogged disposable vape devices that were recognized by Lifted Made during Q3 2022.

The overseas disposable vape device manufacturer has agreed to write-off $630,000 currently owed to it by Lifted Made for previously delivered disposable vape devices, and to give credits to Lifted Made against future purchases totaling $370,047 at the rate of $185,023.50 for each of years 2023 and 2024.

Nick Warrender, CEO of Lifted Made, and Vice Chairman and COO of LFTD Partners, stated, “We have an excellent relationship with the manufacturer of our disposable vape devices. Their willingness to share the losses we experienced during Q3 due to the discontinued clogged 2 mL vape devices has really demonstrated to us what a good partner they are. We look forward to a very bright future with them. The new, award-winning 3 mL disposable vape devices have been really well received by our customers. We are extremely excited about 2023 and all the things we have in the pipeline going into the new year.”

About LFTD Partners Inc.

Publicly-traded LFTD Partners Inc., Jacksonville, FL (OTCQB ticker symbol LIFD) is the parent corporation of Lifted Made, Kenosha, WI (www.LiftedMade.com), which manufactures and sells hemp-derived and psychoactive products under its Urb Finest Flowers and Silly Shruum brands. LFTD Partners Inc. also owns 4.99% of CBD-infused beverage and products maker Ablis Holding Company (www.AblisBev.com), and of craft distillers Bendistillery Inc. d/b/a Crater Lake Spirits (www.CraterLakeSpirits.com) and Bend Spirits, Inc. (www.Bendistillery.com) all located in Bend, OR. Please read LIFD's filings with the U.S. Securities and Exchange Commission which fully describe our business and the Risk Factors associated therewith. Stay updated with our company news and product launches by subscribing to our newsletters at www.LFTDPartners.com and www.LiftedMade.com.

Cautionary Note Regarding Forward-Looking Statements

Certain statements in this document are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such information includes the operations, financing, growth, performance, products, plans and expectations of LFTD Partners Inc. and Lifted Made. Such forward-looking statements are not guarantees of future performance and are subject to known and unknown risks, uncertainties and other factors which may cause or contribute to these companies' actual operations, financing, growth, performance, products, plans or results of these companies differing materially from those expressed or implied by the forward-looking statements. The Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. Actual results, performance or achievements could differ materially from those anticipated in such forward-looking statements as a result of certain other factors, including the risk factors set forth in LFTD Partners Inc.'s filings with the Securities and Exchange Commission. This press release does not constitute an offer to sell common stock or any other securities of LFTD Partners Inc.

CONTACTS:

Lifted Made
Attn: Nicholas S. Warrender, CEO
Phone: (224) 577-8148
Email: CEO@LiftedMade.com
Website: www.LiftedMade.com

LFTD Partners Inc.
Attn: William C. "Jake" Jacobs, President and CFO
Phone: (847) 400-7660
Email: JakeJacobs@LFTDPartners.com
Website: www.LFTDPartners.com

SOURCE: LFTD Partners Inc.